FOR IMMEDIATE RELEASE             Contact: Guy T. Marcus
March 29, 1999                             Vice President-Investor Relations
                                           214/978-2691


                   HALLIBURTON DIVESTS PATHFINDER LWD BUSINESS

         DALLAS, Texas - Halliburton Company (NYSE:HAL) and W-H Energy Services, Inc., jointly announced today that Halliburton has sold its logging-while-drilling (LWD) and related measurement-while-drilling (MWD) business known as PathFinder to W-H. The sale also included certain directional drilling assets in the North Sea. Consideration paid to complete the sale was not disclosed by Halliburton and W-H.

         Halliburton has completed the sale of the business in order to comply with the consent decree the company entered into with the U.S. Department of Justice on September 29, 1998 to conclude antitrust review of Halliburton's 1998 merger with Dresser Industries, Inc.

         Halliburton and W-H will cooperate in an orderly transition of the PathFinder business to W-H. Halliburton will continue to provide separate LWD services through its Sperry Sun business unit, which was acquired as part of the merger with Dresser. In addition, Halliburton will continue to provide sonic LWD services using its existing technologies, which it will share with PathFinder.

         W-H Energy Services, Inc. is a privately owned, Houston-based, oilfield service company which provides a wide range of oilfield services through its nine subsidiaries. One of its subsidiaries, Thomas Energy Services, provides MWD services and will be integrated with PathFinder to provide complete MWD and LWD services to customers operating in the Gulf of Mexico, the North Sea and in certain other international locations.


                                     -more-
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Halliburton Company                         -2-

         Halliburton Company, founded in 1919, is the world's largest provider of products and services to the petroleum and energy industries. The company serves its customers with a broad range of products and services through its Energy Services Group, Engineering and Construction Group, and Dresser Equipment Group business segments. The company's World Wide Web site can be accessed at http://www.halliburton.com.

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